Sept. 15, 2016

FOR IMMEDIATE RELEASE

Contacts:
ANALYSTS		MEDIA
Alan Greer	Tamera Gjesdal	Brian Davis
Executive Vice President	Senior Vice President	Vice President
Investor Relations	Investor Relations	Corporate Communications
(336) 733-3021	(336) 733-3058	Media@BBT.com
AGreer@BBandT.com	TGjesdal@BBandT.com

BB&T announces early termination of FDIC loss share agreements

WINSTON-SALEM, N.C. – BB&T Corporation (BB&T) announced today that its subsidiary, Branch Banking and Trust Company (Branch Bank) has entered into an agreement with the Federal Deposit Insurance Corporation (FDIC) that terminates the loss share agreements between Branch Bank and the FDIC. The loss share agreements were entered into during 2009 in connection with the acquisition of selected assets and liabilities of Colonial Bank in an FDIC-assisted transaction.

BB&T’s Chairman and Chief Executive Officer Kelly S. King said, “We’ve enjoyed a successful partnership with the FDIC. The transaction significantly strengthened BB&T’s franchise in important markets and benefitted the communities, clients and associates of Colonial Bank, as well as BB&T’s shareholders.” Under the terms of the agreement, Branch Bank will make a cash payment of $230 million and the FDIC will no longer share in future benefits related to these assets.

“The acquisition of Colonial was a tremendously successful transaction and has far outperformed our initial expectations,” said BB&T’s Chief Financial Officer Daryl N. Bible. “The early termination of these agreements is beneficial for both BB&T and the FDIC, including the reduction of costs and accounting, reporting complexity and increased future earnings.”

The early termination eliminates all assets and liabilities associated with the indemnification by the FDIC, which amounted to a net liability of approximately $210 million at June 30. As a result of the settlement, BB&T will recognize pre-tax expense of approximately $20 million this quarter. There will be a positive impact to future earnings related to the elimination of FDIC amortization expense, which totaled $124 million for the six months ended June 30, 2016. BB&T retains ownership of the related loans, securities and other assets. The accounting for the related assets, including yields, is not affected by the termination of the loss share agreement. As of June 30, BB&T reported $1.7 billion of assets acquired from the FDIC, of which $482 million of loans and $22 million of other assets were still subject to loss sharing provisions. The termination also eliminates the gain-sharing provision on $943 million of securities. The bank will recognize all future recoveries, losses and expenses related to the previously covered assets since the FDIC will no longer share in those amounts.

About BB&T
BB&T is one of the largest financial services holding companies in the U.S. with approximately $221.9 billion in assets and market capitalization of approximately $29.0 billion, as of June 30, 2016. Based in Winston-Salem, N.C., the company operates 2,249 financial centers in 15 states and Washington, D.C., and offers a full range of consumer and commercial banking, securities brokerage, asset management, mortgage and insurance products and services. A Fortune 500 company, BB&T is recognized consistently for outstanding client satisfaction by the U.S. Small Business Administration, Greenwich Associates, and others. BB&T also has been named one of the World’s Strongest Banks by Bloomberg Markets Magazine, one of the top three in the U.S. and in the top 15 globally. More information about BB&T and its full line of products and services is available at BBT.com.

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